UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-190983

MD	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Potential Acquisition of the Raleigh/Myrtle Beach Portfolio

On January 21, 2014, the sponsor of Strategic Storage Trust II, Inc. (the “Registrant”) executed a purchase and sale agreement with an unaffiliated third party (the “Raleigh/Myrtle Beach Portfolio Purchase Agreement”) for the acquisition of a portfolio of five self storage facilities, consisting of three facilities located in Raleigh, North Carolina and two facilities located in Myrtle Beach, South Carolina (the “Raleigh/Myrtle Beach Portfolio”). Although the Registrant is not currently a party to and has no obligations under the Raleigh/Myrtle Beach Portfolio Purchase Agreement, the Registrant’s sponsor intends to assign the Raleigh/Myrtle Beach Portfolio Purchase Agreement to the Registrant upon the Registrant’s achievement of the minimum offering amount in its public offering. The board of directors of the Registrant approved the Registrant’s potential acquisition of the Raleigh/Myrtle Beach Portfolio on March 25, 2014.

The purchase price for the Raleigh/Myrtle Beach Portfolio is $22.1 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the second or third quarter of 2014 and to fund such acquisition with a combination of net proceeds from the Registrant’s initial public offering and the assumption of an existing $12.8 million loan encumbering the properties in the Raleigh/Myrtle Beach Portfolio, which loan bears interest at a rate of 5.73% per annum and matures in September 2023.

A summary of the properties in the Raleigh/Myrtle Beach Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Airport Blvd. - NC	150 Airport Blvd., Morrisville, NC	$2,130,000	2004	36,900	320
Centrewest - NC	120 Centrewest Ct., Cary, NC	$4,570,000	1998/2005/2006	62,100	310
New Bern - NC	5012 New Bern Ave., Raleigh, NC	$3,920,000	1999	60,800	440
Jesse St. - SC	338 Jesse St., Myrtle Beach, SC	$5,940,000	1998/2005/2006/2007	100,500	760
Dick Pond - SC	4630 Dick Pond Rd., Myrtle Beach, SC	$5,540,000	1996/2007	94,400	660

TOTAL		$22,100,000		355,000	2,500

Pursuant to the Raleigh/Myrtle Beach Portfolio Purchase Agreement, the Registrant (upon assignment of the agreement) would be obligated to purchase the Raleigh/Myrtle Beach Portfolio only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Raleigh/Myrtle Beach Portfolio generally based upon:

•	the ability of the Registrant to reach the minimum offering amount and raise sufficient proceeds to acquire the Raleigh/Myrtle Beach Portfolio;

•	approval by the current lender of the Registrant’s assumption of the existing loan encumbering the properties;

•	satisfactory completion of due diligence on the properties and the seller of the properties;

•	satisfaction of the conditions to the acquisition in accordance with the purchase agreement; and

•	no material adverse changes relating to the properties, the seller of the properties or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Raleigh/Myrtle Beach Portfolio. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $200,000 in earnest money on the Raleigh/Myrtle Beach Portfolio.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Raleigh/Myrtle Beach Portfolio. Due to the considerable conditions to the consummation of the acquisition of the Raleigh/Myrtle Beach Portfolio, the Registrant cannot make any assurances that the closing of the Raleigh/Myrtle Beach Portfolio is probable.

Determination of Initial Distribution Rate

On March 25, 2014, the Registrant’s board of directors authorized a daily distribution in the amount of $0.00164383561 per share (equivalent to an annualized distribution rate of 6.0%, assuming a purchase price of $10.00 per share) on the outstanding shares of common stock, payable to stockholders of record of such shares as shown on the Registrant’s books as of the close of business on each day of the fiscal quarter in which the Registrant has raised the minimum offering amount, which distribution shall commence upon the date that such minimum offering amount is raised and continue through the end of the then-ongoing fiscal quarter. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Registrant’s Chief Executive Officer may determine.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: April 1, 2014	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President and Chief Financial Officer